As filed with the Securities and Exchange Commission on October 30, 2026.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HIGHLANDS REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	81-0862795
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
1 South Dearborn Street, 20th Floor
Chicago, Illinois 60603
(312) 583-7990
(Address of Principal Executive Offices)

HIGHLANDS REIT, INC. 2016 INCENTIVE AWARD PLAN
(Full title of the plan)

Robert J. Lange
President and Chief Executive Officer
Highlands REIT, Inc.
1 South Dearborn Street, 20th Floor
Chicago, Illinois 60603
(Name and address of agent for service)

(312) 583-7990
(Telephone number, including area code, of agent for service)

Copy to:
Cathy A. Birkeland, Esq.
Latham & Watkins LLP
330 N. Wabash Avenue, Suite 2800
Chicago, Illinois 60611
(312) 876-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Highlands REIT, Inc. (the “Company”) pursuant to General Instruction E to Form S-8 to register 50,000,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) that may be issued under the Highlands REIT, Inc. 2016 Incentive Award Plan (as amended, the “Plan”).
The Company previously registered (i) an aggregate of 43,000,000 shares of Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-210952) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2016 (the “First Prior Registration Statement”), (ii) an aggregate of 24,000,000 shares of Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-258767) filed with the SEC on August 12, 2021 (the “Second Prior Registration Statement”) and (iii) an aggregate of 83,000,000 shares of Common Stock for issuance under the Plan by a registration statement on Form S-8 (File No. 333-292258) filed with the SEC on December 18, 2025 (together with the First Prior Registration Statement and the Second Prior Registration Statement, the “Prior Registration Statements”). On October 30,, 2026, the Company’s Board of Directors approved the Fourth Amendment to Highlands REIT, Inc. 2016 Incentive Award Plan, which, among other things, increased the number of shares of Common Stock available for issuance under the Plan from 150,000,000 to 200,000,000.
In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference to the extent not modified or superseded by the Prior Registration Statements, by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statements.
PART I

Item 1.    Plan Information
Not required to be filed with this Registration Statement.

Item 2.    Registrant Information and Employee Plan Annual Information
Not required to be filed with this Registration Statement.

PART II

Item 3.    Incorporation of Documents by Reference
Not required to be filed with this Registration Statement.

Item 4.    Description of Securities
Not required to be filed with this Registration Statement.

Item 5.    Interests of Named Experts and Counsel
Not required to be filed with this Registration Statement.

Item 6.    Indemnification of Directors and Officers
Not required to be filed with this Registration Statement.

Item 7.    Exemption from Registration Claimed
Not required to be filed with this Registration Statement.

Item 8.    Exhibits

Exhibit Number	Description of Exhibit

4.1
Highlands REIT, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (File No. 333-210952) filed with the Securities and Exchange Commission on April 27, 2016).

4.2
First Amendment to Highlands REIT, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on May 10, 2016).

4.3
Second Amendment to Highlands REIT, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-8 (File No. 333-258767), filed with the Securities and Exchange Commission on August 12, 2021).

4.4
Third Amendment to Highlands REIT, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-8 (File No. 333-292258), filed with the Securities and Exchange Commission on December 18, 2025).

4.5	Fourth Amendment to Highlands REIT, Inc. 2016 Incentive Award Plan.

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24.1	Power of Attorney (included in the signature pages hereto).

107	Filing Fee Table.

Item 9.	Undertakings
(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 30, 2026.

HIGHLANDS REIT, INC.

By:	/s/ Robert J. Lange
Robert J. Lange
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Robert J. Lange and Jessica M. Boehm, and each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities with Highlands REIT, Inc. and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Lange	President, Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2026
Robert J. Lange

/s/ Kimberly A. Karas	Senior Vice President, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 30, 2026
Kimberly A. Karas

/s/ Jeffrey L. Shekell	Director	October 30, 2026
Jeffrey L. Shekell

/s/ R. David Turner	Director	October 30, 2026
R. David Turner